Exhibit 4.6

PROMISSORY NOTE

$1,000,000	May 8, 2008

FOR VALUE RECEIVED, the undersigned, FLO Corporation, a Delaware corporation (“Maker”), promises to pay to the order of Unisys Corporation, a Delaware corporation (“Lender”), the principal amount of One Million Dollars ($1,000,000), together with interest thereon at the rate of 12% per annum from the date hereof until paid, payable as follows:

The principal of this Note and interest thereon shall be payable on August 8, 2009. Interest on the principal balance hereof shall be computed based upon the actual number of days elapsed and a year of 365 days.

All of Maker’s indebtedness and obligations to Lender under this Note shall be subordinated in right of payment, to the extent set forth below, to all Maker’s indebtedness under Maker’s 12% Senior Convertible Notes due 2010 (the “Senior Notes”).

Payments of principal and interest hereunder shall be made to Lender’s account as specified by Lender in writing. Payments shall be made in same day funds.

The following shall be Events of Default under this Note:

(1)	Maker shall fail to pay the principal of or interest on this Note when due;

(2)	Maker shall fail to pay any principal of or premium or interest on any Debt (as defined below) that is outstanding when the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of Maker and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall become due and payable prior to the stated maturity thereof;

(3)	Maker shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Maker seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding shall occur; or Maker shall take any corporate action to authorize any of the actions set forth above in this subparagraph.

Upon the occurrence of an Event of Default, the entire unpaid principal of this Note and the interest accrued thereon shall, at the option of Lender, become immediately due and payable.

For purposes of paragraph (2) above, “Debt” shall mean (a) indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations created or arising under any conditional sale or other title retention document with respect to property acquired by Maker and (e) all obligations in respect of acceptances, letters of credit or similar extensions of credit.

In the event that Maker does not pay the principal hereunder when due, interest on the entire unpaid principal amount of this Note shall increase to 18% per annum.

No payment shall be made by Maker on account of principal of or interest on this Note if there shall have occurred and be continuing any default in the payment of principal, premium, if any, or interest on the Senior Notes continuing beyond the period of grace, if any, specified therein. Upon any distribution of assets of Maker upon any dissolution or winding-up or liquidation or reorganization of Maker, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due under the Senior Notes shall first be paid in full before any payment is made on account of the principal of or interest on this Note.

This Note may be prepaid at any time without premium or penalty.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware.